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                                     EXHIBIT 99.1


THE
HARTFORD



                                                                    NEWS RELEASE
                                              Hartford Plaza, Hartford, CT 06115





Date:               June 18, 1998

For Release:        Upon Receipt

Contact:            Joyce Willis                       Cynthia Michener

                    Office: 860/547-4951               Office: 860/547-5624



                   THE HARTFORD ANNOUNCES CATASTROPHE LOSS ESTIMATE Moderate impact to second quarter core earnings

HARTFORD, CONN. -- The Hartford Financial Services Group, Inc. (NYSE:HIG) today announced that based on claims estimated through June 18, worldwide pretax catastrophe losses during the quarter ending June 30, 1998 are expected to total between $95 million to $100 million.

Of this, $80 million to $85 million of the catastrophe losses are expected in the company's North American property and casualty operation, reflecting an unusual series of major weather events that occurred in the Midwest and Southeast. The remaining $15 million in losses are attributable to The Hartford's international operations, primarily due to an April flood in the United Kingdom.

"The underlying operating performance of our businesses this quarter, and in particular Hartford Life, has been very strong," said Ramani Ayer, The Hartford's chairman and CEO. "However, as a result of these much higher catastrophe losses, and barring any other adverse developments, we expect that core earnings for the quarter ending June 30, 1998, will be only modestly higher than the core earnings reported in the same period a year ago."

During the second quarter of 1997, catastrophe losses totaled $5 million pretax. The Hartford will announce second quarter results on July 27, 1998.

"We have seen an unusually high frequency of these spring storms, with more than a dozen events affecting both our commercial and personal lines in roughly 20 states," Ayer continued. "While these storms will affect our bottom-line growth this quarter, our fundamental performance and strategies for generating consistently superior results remain intact."

The Hartford is one of the nation's oldest and largest international insurance and financial services operations, with 1997 revenues of $13.3 billion. As of March 31, 1998, The Hartford had assets of $141.4 billion and shareholder equity of $6.3 billion. The company is a leading provider of commercial property and casualty insurance, automobile and homeowners coverages, and a variety of life insurance, annuities, employee benefits and asset management plans.

            The Hartford's Internet address is http://www.thehartford.com.